Exhibit 10.1


                             EMPLOYMENT AGREEMENT

                  Chicago Rivet & Machine Co., its parent, affiliates, subsidiaries, predecessors, successors, assigns, and their current and former owners, representatives, directors, officers, employees and agents (hereinafter "Chicago Rivet"), and James Labold, his heirs, executors, administrators, assigns, attorneys and all other persons claiming through James Labold (hereinafter "Mr. Labold"), hereby enter into this Employment Agreement (the "Agreement") on the later of the two dates stated on the last page. The parties anticipate that the primary obligations under this agreement will commence on July 5, 2005 ("Effective Date"). In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

         1. Employment. Chicago Rivet agrees to employ Mr. Labold on the terms and conditions set forth below for the term of employment described below and Mr. Labold accepts such employment. Nothing in this Agreement shall be interpreted to mean that the only terms of employment are those contained in this Agreement.

         2. Position. Mr. Labold shall perform all reasonable duties and services incident to his position as Sales Manager of Chicago Rivet, and such other reasonable duties and services as may from time to time be assigned to him by Chicago Rivet, consistent with his position. Primary responsibilities will include(but are not be limited to): increasing sales volume, improve existing relationships with customers and sales representatives, establish new customers, evaluate representative performance, train representatives, generally improve the Company's position in the marketplace and other duties as may be assigned by management from time-to-time.

         3. Term. Mr. Labold's term of employment shall begin as of the Effective Date and continue for a period of three years. ("Ending Date"), which term may be extended for additional one-year periods by written agreement sixty days prior to the Ending Date, unless earlier terminated as provided in Section 6 below ("Term"). In the event that Mr. Labold chooses to terminate this Agreement prior to the Ending Date or thereafter, he may do so, without penalty, by providing thirty days advance notice, in writing. In the event of Mr. Labold's termination of the Agreement, Chicago Rivet's obligations under this Agreement cease upon the expiration of the thirty-day notice period, or earlier, if Mr. Labold ceases the full performance of his duties during such thirty-day period.

         4. Loyalty. Mr. Labold agrees that during the period of his employment he will devote his full business time and attention to the business and affairs of Chicago Rivet and will not, without the prior written permission of Chicago Rivet's President, engage in any other business activity which requires the personal time or attention of Mr. Labold. The foregoing shall not prevent the purchase, ownership or sale by Mr. Labold of investments or securities of any business which is not competitive and does not have any business relations with Chicago Rivet or up to two percent of the outstanding publicly traded stock of any company, provided the time or attention devoted to such activities does not interfere with the performance of his duties hereunder. Mr. Labold represents and warrants that he is not bound by any agreements or other business commitments that would in any manner limit his work, effort or activity on behalf of, and while employed by, the Company.

         In consideration of Chicago Rivet's promise to employ Mr. Labold for a minimum of three years or to continue his pay for three years, other than as may be terminated by the terms of this Agreement, Mr. Labold agrees to cease all activity, involvement, ownership and financial interests with any current business he has, including but not limited to that of Labold Corporation. Mr. Labold agrees to provide written verification no later than one week prior to the Effective Date that he has no current or future commitments for activity, involvement, ownership, or financial interests associated with Labold Corporation or any other organization, except as particularly allowed by this section. Mr. Labold agrees to cooperate fully with Chicago Rivet and its attorney(s) if requested to do so, in order to facilitate compliance by Chicago Rivet with securities or other laws as may relate to Mr. Labold's current or former business activities.

         In the event Mr. Labold Does not produce such written verifiaction at least one week before the Effective Date, Chicago Rivet agrees to automatically extend the Effective Date and all related dates in this Agreement as long as the new Effective Date is no later than August 1, 2005. Mr. Labold agrees that if he is unable to provide written verification that he has ceased all activity in other businesses one week in advance of the July 5, 2005 Effective Date, he will provide written notice of the additional time he believes he will require to provide such written verification. If Mr. Labold's notice indicates that he will be able to provide written verification of cessation of any other businesses no later than July 22, 2005, Chicago Rivet agrees to extend the Effective Date and all related dates I this Agreement by the additional time needed as long as the new Effective Date is not later than August 1, 2005. If such situation occurs, the parties will agree to a new Effective Date in July or of August 1, 2005. if Mr. Labold does not provide suche written verification and/or notice as contemplated in this paragraph, Chicago Rivet will have no additional obligations under this Agreement and the agreement will be terminated.

         5. Compensation. For the full, prompt and faithful performance of all of the duties and services to be performed by Mr. Labold hereunder, Chicago Rivet agrees to pay, and Mr. Labold agrees to accept, the amounts set forth below:

         (a) Salary. Mr. Labold shall receive a salary at a rate in the gross amount of $150,000.00 per year (one hundred fifty thousand dollars), subject to such increases as Chicago Rivet may, in its sole discretion, from time to time determine ("Salary").

         (b) Bonus. Mr. Labold will be eligible to share in any bonus pool that may be established by the board. The amount of any bonus payments will be discretionary and the amount of any such pament shall be determined by the compensation committee of the board.

         (c) Benefits. Mr. Labold may participate in any retirement, profit sharing, insurance, major medical, health and hospitalization or similar benefits which may from time to time be available to Chicago Rivet's employees, according to the terms of those written plans or Chicago Rivet's policies, practices and procedures where no plan documents exist.

         (d) Expenses. Chicago Rivet agrees to reimburse Mr. Labold for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

         (e) Vacation. Mr. Labold shall be entitled to 4 weeks annual vacation , which shall be taken at such time or times as shall be mutually determined by Chicago Rivet and Mr. Labold.

         (f) Company Vehicle. Chicago Rivet agrees to provide Mr. Labold with a vehicle for business and personal use. Mr. Labold agrees to keep reasonable records regarding his personal use of the vehicle and understands that he is responsible for income taxes associated with such personal use. Chicago Rivet will pay the reasonable costs associated with operation of and regularly-scheduled maintenance associated with Mr. Labold's use of the vehicle. Chicago Rivet will also provide vehicular insurance for Mr. Labold's use of the vehicle. Mr. Labold agrees to use reasonable care and caution in maintaining, safe-keeping and driving the vehicle.

         (g) Relocation Expense. Chicago Rivet will reimburse reasonable and customary expenses associated with the sale of Mr. Labold's primary residence and the purchase of a new residence in the Chicago area. Typically, this would include real estate sales commissions, title fees, legal fees, etc. incurred in connection with the sale of a primary residence and payment of up to 2 points, title fees and legal fees associated with purchase of a home in the Chicago area. The company will also reimburse for the reasonable cost of moving household furnishings. In the event Mr. Labold voluntarily terminates employment within 12 months of relocation, he will reimburse the company for the full amount of these expenses. If Mr. Labold voluntarily terminates employment after 12 months, but in less than 24 months, he will reimburse the company for 50% of these expenses

         6. Termination for Death, Disability, Extended Absence or Cause. Chicago Rivet may terminate this Agreement and Mr. Labold's employment as follows:

         (a) Death, Disability or other Extended Absence. In the event Mr. Labold is unable to perform his duties due to his i) death, ii) temporary or permanent disability for an excessive period of time, or iii) unauthorized absence from his duties for an excessive period of time, Chicago Rivet may terminate this Agreement upon the date of the death or the date the absence or disability becomes excessive, without advance notice or any further obligation. "Excessive" in this section shall mean a period of time exceeding any medical or personal leave to which he is entitled by law or by explicit Chicago Rivet policy then in effect. Chicago Rivet's sole obligation will be to pay to Mr. Labold or his estate, any unpaid but earned salary and accrued benefits (including accrued vacation) through his last day worked.

         Nothing in this Agreement requires that Chicago Rivet pay Mr. Labold's salary during any period of incapacity from temporary or permanent disability or other period of absence, other than as required by law or explicit Chicago Rivet policy or benefit plan then in effect.

         (b) Termination for Cause. Chicago Rivet may terminate Mr. Labold's employment for Cause and, in such event, Chicago Rivet's sole obligation shall be to pay Mr. Labold's Salary through his last day worked. "Cause" shall be defined as: (i) Mr. Labold's theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property of Chicago Rivet, its employees or business relations; (ii) any act or acts of moral turpitude by Mr. Labold which negatively affects the interest, property, operations, business or reputation of Chicago Rivet; (iii) Mr. Labold's violation of a federal, state or local law or regulation which negatively affects the interest, property, operations, business or reputation of Chicago Rivet; (iv) gross negligence or willful misconduct in the performance of Mr. Labold's duties; (v) Mr. Labold's failure to perform any of Mr. Labold's material duties under this Agreement; and/or (vi) a material breach of this Agreement.

         In the event Chicago Rivet intends to terminate this Agreement for reasons (v) or (vi), Chicago Rivet will provide thirty days advance notice of its belief that Mr. Labold has breached this Agreement or failed to perform any of his material duties, including the reason(s) on which such notice is based. If Mr. Labold can fully remedy the breach within those thirty days, then no Cause for termination will exist.

         7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Mr. Labold, notices shall be delivered to him personally or at the home address which he has most recently communicated to Chicago Rivet in writing. In the case of Chicago Rivet, notices shall be delivered to its Naperville, Illinois headquarters, and all notices shall be directed to the attention of the President.

         8. Proprietary Information. Mr. Labold acknowledges that he is prohibited from using or attempting to use any of Chicago Rivet's proprietary information or materials for any purpose other than as required to perform his duties on behalf of Chicago Rivet. Mr. Labold acknowledges that this provision endures beyond the termination of this Agreement and forever.

         9. Modification and Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Mr. Labold and by an authorized officer of Chicago Rivet (other than Mr. Labold). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         10. Complete Agreement. This Agreement supersedes all previous agreements between Chicago Rivet and Mr. Labold. No agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the specific topics included in this Agreement.

         11. Successors and Assigns. Chicago Rivet may assign this Agreement to any successor or affiliated entity.

         12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of Illinois applicable to Agreements made and to be performed entirely within such State.

         13. Severability. If any provision of this Agreement is declared void, unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court determines any clause, sentence or provision to be unenforceable or invalid because of its scope, the court may reduce or limit such clause, sentence or provision so as to be enforceable to the fullest extent permissible under applicable law.

         14. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes and other deductions required or permitted by law.

         15. No Conflicting Contracts. Mr. Labold represents and warrants that Mr. Labold is not subject to any non-compete covenant in any contract and no contractual or other commitment or covenant exists which would prevent the Mr. Labold's full performance of Mr. Labold's duties and responsibilities under this Agreement.

         16. Knowing and Voluntary Execution. Mr. Labold acknowledges that he understands he has the right to seek independent legal counsel, at his expense, before executing this Agreement and that he has been encouraged to do so. The parties acknowledge that they have carefully read this Agreement, that they understand all of the terms set forth in this Agreement, that they have not been coerced, threatened, or intimidated into signing this Agreement, and they are knowingly and voluntary entering into this Agreement on terms they consider to be mutually beneficial.



         IN WITNESS WHEREOF, each of the parties has executed this Agreement, on the dates noted below.

      Chicago Rivet & Machine Co.            James Labold


By:       /s/ John C. Osterman              s/James  Labold
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Title:    President
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Date:  June 3, 2005                     June 4, 2005
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